Exhibit 33.10

BERNARD FINANCIAL SERVICING GROUP
20700 Civic Center Drive Suite 240 ,
Southfield, Michigan 48076
Tel:  (248) 799-9200
Fax: (248) 799-9208

MANAGEMENT'S ASSERTATION ON COMPLIANCE WITH REGULATION AB CRITERIA

Bernard Financial Corporation (the "Asserting Party") is responsible for assessing compliance as of December 31, 2018, and the year ended with the following servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB:  1122 (d) (1) (i), 1122 (d) (1) (ii), 1122 (d) (1) (iv), 1122 (d) (1) (v), 1122 (d) (2) (i), 1122 (d) (2) (ii), 1122 (d) (2) (iii), 1122 (d) (2) (iv), 1122 (d) (2)
(v), 1122 (d) (2) (vi), 1122 (d) (2) (vii), 1122 (d) (4) (i), 1122 (d) (4) (ii), 1122 (d) (4) (iii), 1122 (d) (4)
(iv), 1122 (d) (4) (v), 1122 (d) (4) (vi), 1122 (d) (4) (viii), 1122 (d) (4) (ix), 1122 (d) (4) (x), 1122 (d) (4)
(xi), 1122 (d) (4) (xii), 1122 (d) (4) (xiii) and 1122 (d) (4) (xiv). These servicing criteria apply to public asset-backed issuances commencing after December 31, 2005.

The Assorting Party has assessed its compliance with the applicable servicing criteria for the reporting period and has not identified any instances of material noncompliance. The Asserting Party has concluded that they have complied, in all material respects, with the applicable servicing criteria as outlined above for those asset-backed securitization transactions serviced by the Asserting Party.

Tramer, Shore & Zwick, CPA's, an independent registered public accounting firm; has issued an attestation report on the assessment of compliance with the applicable servicing criteria for the reporting period set forth in this assertion.

/s/ Dennis S. Bernard
Dennis S. Bernard
President
Bernard Financial Corporation

January 31, 2019

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